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EXHIBIT 4.3

DATE:                                    April 10, 2007

TO:                                         Citibank, N.A., not in its individual capacity, but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the WaMu Asset-Backed Certificates WaMu Series 2007-HE2 Trust

ATTENTION:                        Ref: WAMU 07-HE2

TELEPHONE:                       (949) 250-6464

FACSIMILE:                         (949) 250-6450

FROM:                                   ABN AMRO Bank N.V.

TELEPHONE:                       312-904-5214

FACSIMILE:                        312-904-0392

SUBJECT:                              Fixed Income Derivatives Confirmation

REFERENCE NUMBER:     5737268

The purpose of this long-form confirmation (“Confirmation”) is to confirm the terms and conditions of the current Transaction entered into on the Trade Date specified below (the “Transaction”) between ABN AMRO Bank N.V. (“Party A”) and Citibank, N.A., not in its individual capacity, but solely as supplemental interest trust trustee (the “Supplemental Interest Trust Trustee”) on behalf of the supplemental interest trust with respect to the WaMu Asset-Backed Certificates WaMu Series 2007-HE2 Trust (the “Supplemental Interest Trust” or “Party B”), created under the Pooling and Servicing Agreement, dated as of April 1, 2007, among WAMU ASSET ACCEPTANCE CORP., as depositor (the “Depositor”), WASHINGTON MUTUAL BANK, as seller, (in that capacity, the “Seller”) and as servicer (in that capacity, the “Servicer”), CITIBANK, N.A., as trustee (the “Trustee”), and CHRISTIANA BANK & TRUST COMPANY, as Delaware trustee (the “Delaware Trustee”) (the “Pooling and Servicing Agreement”).  This Confirmation evidences a complete and binding agreement between you and us to enter into the Transaction on the terms set forth below and replaces any previous agreement between us with respect to the subject matter hereof.  This Confirmation constitutes a “Confirmation” and also constitutes a “Schedule” as referred to in the ISDA Master Agreement, and Paragraph 13 of a Credit Support Annex to the Schedule.

1.                   This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA Master Agreement (Multicurrency - Cross Border) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc. (the “ISDA Master Agreement”), as if Party A and Party B had executed an agreement in such form on the date hereof, with a Schedule as set forth in Item 3 of this Confirmation, and an ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc., with Paragraph 13 thereof as set forth in Annex A hereto (the “Credit Support Annex”).  For the avoidance of doubt, the Transaction described herein shall be the sole Transaction governed by such ISDA Master Agreement.  In the event of any inconsistency among any of the following documents, the relevant document first listed shall govern: (i) this Confirmation, exclusive of the provisions set forth in Item 3 hereof and Annex A hereto; (ii) the provisions set forth in Item 3 hereof, which are incorporated by reference into the Schedule; (iii) the Credit Support Annex; (iv) the Definitions; and (v) the ISDA Master Agreement.

Each reference herein to a “Section” (unless specifically referencing the Pooling and Servicing Agreement) or to a “Section” “of this Agreement” will be construed as a reference to a Section of the ISDA Master Agreement; each herein reference to a “Part” will be construed as a reference to the provisions herein deemed incorporated in a Schedule to the ISDA Master Agreement; each reference herein to a “Paragraph” will be construed as a reference to a Paragraph of the Credit Support Annex.

2.         The terms of the particular Transaction to which this Confirmation relates are as follows:

Type of Transaction:      Interest Rate Swap

Notional Amount:          With respect to any Calculation Period, the amount set forth for such period on Schedule I attached hereto.

Trade Date:      April 2, 2007

Effective Date: May 25, 2007

Termination Date:          April 25, 2012, with no adjustment.

Fixed Amounts:

Fixed Rate Payer:          Party B

Fixed Rate Payer Period End Dates:       The 25th calendar day of each month during the Term of this Transaction, commencing June 25, 2007, and ending on the Termination Date, with no adjustment.

Fixed Rate Payer Payment Dates:          The 25th calendar day of each month during the Term of this Transaction, commencing June 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Fixed Rate:       4.760%

Fixed Rate Day Count Fraction:             30/360

Floating Amounts:

Floating Rate Payer:      Party A

Floating Rate Payer Period End Dates:   The 25th calendar day of each month during the Term of this Transaction, commencing June 25, 2007, and ending on the Termination Date, with no adjustment.

Floating Rate Payer Payments Dates:     The 25th calendar day of each month during the Term of this Transaction, commencing June 25, 2007, and ending on the Termination Date, subject to adjustment in accordance with the Business Day Convention.

Floating Rate Option:     USD-LIBOR-BBA

Designated Maturity:     One month

Floating Rate Day Count Fraction: 30/360

Reset Dates:     The first day of each Calculation Period.

Compounding:   Inapplicable

Business Days: New York

Business Day Convention:          Following

Calculation Agent:         Party A

Offices:            The Office of Party A for this Transaction is London

3.         Provisions Deemed Incorporated in a Schedule to the ISDA Master Agreement:

Part 1. Termination Provisions.

For the purposes of this Agreement:-

(a)        “Specified Entity” will not apply to Party A or Party B for any purpose.

(b)        “Specified Transaction” will have the meaning specified in Section 14.

(c)        Events of Default.

The statement below that an Event of Default will apply to a specific party means that upon the occurrence of such an Event of Default with respect to such party, the other party shall have the rights of a Non-defaulting Party under Section 6 of this Agreement; conversely, the statement below that such event will not apply to a specific party means that the other party shall not have such rights.

(i)         The “Failure to Pay or Deliver” provisions of Section 5(a)(i) will apply to Party A and will apply to Party B; provided, however, that  Section 5(a)(i) is hereby amended by replacing the word “third” with the word “first”; provided, further, that notwithstanding anything to the contrary in Section 5(a)(i), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(i) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days, and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

(ii)       The “Breach of Agreement” provisions of Section 5(a)(ii) will apply to Party A and will not apply to Party B.

(iii)      The “Credit Support Default” provisions of Section 5(a)(iii) will apply to Party A and will not apply to Party B except that Section 5(a)(iii)(1) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex; provided, however, that notwithstanding anything to the contrary in Section 5(a)(iii)(1), any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall not constitute an Event of Default under Section 5(a)(iii) unless (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days, and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

(iv)     The “Misrepresentation” provisions of Section 5(a)(iv) will apply to Party A and will not apply to Party B.

(v)       The “Default under Specified Transaction” provisions of Section 5(a)(v) will apply to Party A and will not apply to Party B.

(vi)     The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B.  For purposes of Section 5(a)(vi), solely with respect to Party A:

“Specified Indebtedness” will have the meaning specified in Section 14 ,except that such term shall not include obligations in respect of deposits received in the ordinary course of Party A’s banking business.

"Threshold  Amount"  means  with  respect  to Party A, an amount  equal  to three percent (3%) of its total shareholders equity as  specified  from  time  to  time  in the most recent Annual Report of ABN AMRO  Holding  N.V. containing consolidated financial statements, prepared in  accordance with accounting principles that are generally accepted for  institutions of its type in the jurisdiction of its organization and certified by independent public accountants, or its equivalent in any other currency.

(vii)    The “Bankruptcy” provisions of Section 5(a)(vii) will apply to Party A and will apply to Party B except that the provisions of Section 5(a)(vii)(2), (6) (to the extent that such provisions refer to any appointment contemplated or effected by the Pooling and Servicing Agreement or any appointment to which Party B has not become subject), (7) and (9) will not apply to Party B; provided that, with respect to Party B only, Section 5(a)(vii)(4) is hereby amended by adding after the words “against it” the words “(excluding any proceeding or petition instituted or presented by Party A or its Affiliates)”, and Section 5(a)(vii)(8) is hereby amended by deleting the words “to (7) inclusive” and inserting lieu thereof “, (3), (4) as amended, (5), (6) as amended, or (7)”.

(viii)  The “Merger Without Assumption” provisions of Section 5(a)(viii) will apply to Party A and will  apply to Party B.

(d)   Termination Events.

The statement below that a Termination Event will apply to a specific party means that upon the occurrence of such a Termination Event, if such specific party is the Affected Party with respect to a Tax Event, the Burdened Party with respect to a Tax Event Upon Merger (except as noted below) or the non-Affected Party with respect to a Credit Event Upon Merger, as the case may be, such specific party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement; conversely, the statement below that such an event will not apply to a specific party means that such party shall not have such right; provided, however, with respect to “Illegality” the statement that such event will apply to a specific party means that upon the occurrence of such a Termination Event with respect to such party, either party shall have the right to designate an Early Termination Date in accordance with Section 6 of this Agreement.

(i)    The “Illegality” provisions of Section 5(b)(i) will apply to Party A and will apply to Party B.

(ii)    The “Tax Event” provisions of Section 5(b)(ii) will apply to Party A except that, for purposes of the application of Section 5(b)(ii) to Party A, Section 5(b)(ii) is hereby amended by deleting the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Transaction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)”, and the “Tax Event” provisions of Section 5(b)(ii) will apply to Party B.

(iii)   The “Tax Event Upon Merger” provisions of Section 5(b)(iii) will apply to Party A and will apply to Party B, provided that Party A shall not be entitled to designate an Early Termination Date by reason of a Tax Event upon Merger in respect of which it is the Affected Party.

(iv)   The “Credit Event Upon Merger” provisions of Section 5(b)(iv) will not apply to Party A and will not apply to Party B.

(e)   The “Automatic Early Termination” provision of Section 6(a) will not apply to Party A and will not apply to Party B.

(f)    Payments on Early Termination.  For the purpose of Section 6(e) of this Agreement:

(i)         Market Quotation will apply, provided, however, that, in the event of a Derivative Provider Trigger Event, the following provisions will apply:

(A) The definition of Market Quotation in Section 14 shall be deleted in its entirety and replaced with the following:

“Market Quotation” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a Reference Market-maker that is an Eligible Replacement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction, and (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included.

(B)   The definition of Settlement Amount shall be deleted in its entirety and replaced with the following:

“Settlement Amount”means, with respect to any Early Termination Date, an amount (as determined by Party B) equal to:

(a)   If a Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding on or before the day falling ten Local Business Days after the day on which the Early Termination Date is designated, or such later day as Party B may specify in writing to Party A, but in either case no later than one Local Business Day prior to the Early Termination Date (such day, the “Latest Settlement Amount Determination Day”), the Termination Currency Equivalent of the amount (whether positive or negative) of such Market Quotation;

(b)   If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Market Quotations from Approved Replacements have been made and remain capable of becoming legally binding upon acceptance, the Settlement Amount shall equal the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value); or

(c)   If, on the Latest Settlement Amount Determination Day, no Market Quotation for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Market Quotation from an Approved Replacement remains capable of becoming legally binding upon acceptance, the Settlement Amount shall equal Party B’s Loss (whether positive or negative and without reference to any Unpaid Amounts) for the relevant Terminated Transaction or group of Terminated Transactions.

(C)   If Party B requests Party A in writing to obtain Market Quotations, Party A shall use its reasonable efforts to do so before the Latest Settlement Amount Determination Day.

(D)  If the Settlement Amount is a negative number, Section 6(e)(i)(3) shall be deleted in its entirety and replaced with the following:

“(3) Second Method and Market Quotation. If the Second Method and Market Quotation apply, (I) Party B shall pay to Party A an amount equal to the absolute value of the Settlement Amount in respect of the Terminated Transactions, (II) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (III) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B; provided, however, that (x) the amounts payable under the immediately preceding clauses (II) and (III) shall be subject to netting in accordance with Section 2(c) of this Agreement and (y) notwithstanding any other provision of this Agreement, any amount payable by Party A under the immediately preceding clause (III) shall not be netted-off against any amount payable by Party B under the immediately preceding clause (I).”

(E)   At any time on or before the Latest Settlement Amount Determination Day at which two or more Market Quotations from Approved Replacements remain capable of becoming legally binding upon acceptance, Party B shall be entitled to accept only the lowest of such Market Quotations (for the avoidance of doubt, the lowest of such Market Quotations shall be the lowest Market Quotation of such Market Quotations expressed as a positive number or, if any of such Market Quotations is expressed as a negative number, the Market Quotation expressed as a negative number with the largest absolute value).

(ii)       The Second Method will apply.

(g)   “Termination Currency” means USD.

(h)   Additional Termination Events.  Additional Termination Events will apply as provided in Part 5(c).

Part 2.             Tax Matters.

(a)   Tax Representations.

(i)    Payer Representations.  For the purpose of Section 3(e) of this Agreement:

(A)  Party A makes the following representation(s):

It is not required by any applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section 2(e), 6(d)(ii) or 6(e) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on: the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement; (ii) the satisfaction of the agreement contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and (iii) the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement, provided that it shall not be a breach of this representation where reliance is placed on clause (ii) and the other party does not deliver a form or document under Section 4(a)(iii) by reason of material prejudice to its legal or commercial position.

(B)   Party B makes the following representation(s):

None.

(ii)    Payee Representations.  For the purpose of Section 3(f) of this Agreement:

(A)  Party A makes the following representation(s):

(1) It is a resident of The Netherlands for the purpose of the application of the existing tax treaties between The Netherlands and those countries where offices of Party B are located.

(2) With respect to its non-U.S. branches, it is fully eligible for the benefits of the “Business Profits” or “Industrial and Commercial Profits” provision, as the case may be, the “Interest” provision or the “Other Income” provision (if any) of the Specified Treaty with respect to any payment described in such provisions and received or to be received by it in connection with this Agreement and no such payment is attributable to a trade or business carried on by it through a permanent establishment in the Specified Jurisdiction. With respect to Party A, Specified Treaty means the income tax treaty between the United States and The Netherlands; Specified Jurisdiction means the United States.

(3) With respect to its U.S. branches, each payment received or to be received by it in connection with this Agreement will be effectively connected with its conduct of a trade or business in the United States.

(B)   Party B makes the following representation(s):

None.

(b)   Tax Provisions.

(i)    Gross Up.  Section 2(d)(i)(4) shall not apply to Party B as X, and Section 2(d)(ii) shall not apply to Party B as Y, in each case such that Party B shall not be required to pay any additional amounts referred to therein.

(ii)    Indemnifiable Tax.  The definition of “Indemnifiable Tax” in Section 14 is deleted in its entirety and replaced with the following:

“Indemnifiable Tax”means, in relation to payments by Party A, any Tax and, in relation to payments by Party B, no Tax.

Part 3.             Agreement to Deliver Documents.

 (a)  For the purpose of Section 4(a)(i), tax forms, documents, or certificates to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered
Party A

A correct, complete and duly executed U.S. Internal Revenue Service Form W-8BEN (or successor thereto), together with appropriate attachments, that eliminates U.S. federal withholding and backup withholding Tax on payments to Party A under this Agreement.

(i) before the first Payment Date under this Agreement, (ii) promptly upon reasonable demand by Party B, and (ii) promptly upon learning that any such form previously       provided has become obsolete or incorrect.

Party B

A United States Internal Revenue Service Form W-9, or any successor form, and thereafter, the appropriate tax certification form (i.e., IRS Form W-9 or IRS Form W-8BEN, W-8IMY, W-8EXP or W-8ECI, as applicable (or any successor form thereto)) with respect to any payments received or to be received by the beneficial owner of payments to Party B under this Agreement from time to time.

(i) before the first Payment Date under this Agreement, (ii) promptly upon reasonable demand by Party A, and (ii) promptly upon learning that any such form previously       provided has become obsolete or incorrect.

(b)   For the purpose of Section 4(a)(ii), other documents to be delivered are:

Party required to deliver document	Form/Document/ Certificate	Date by which to be delivered	Covered by Section 3(d) Representation
Party A and Party B

Any documents required by the receiving party to evidence the authority of the delivering party or its Credit Support Provider, if any, for it to execute and deliver the Agreement, this Confirmation, and any Credit Support Documents to which it is a party, and to evidence the authority of the delivering party or its Credit Support Provider to perform its obligations under the Agreement, this Confirmation and any Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Party A and Party B

A certificate of an authorized officer of the party, as to the incumbency and authority of the respective officers of the party signing the Agreement, this Confirmation, and any relevant Credit Support Document, as the case may be

		Upon the execution and delivery of this Agreement	Yes
Party A

Annual Report of ABN Amro Holding N.V. containing consolidated financial statements certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which Party A is organized

		Promptly upon becoming publicly available	Yes
Party A and Party B

An opinion of counsel to such party reasonably satisfactory in form and substance to the other party, and, in the case of Party B, opinions of counsel relating to the Pooling and Servicing Agreement and other deal documents reasonably satisfactory in form and substance to Party A.

		Upon the execution and delivery of this Agreement	No
Party B	An executed copy of the Pooling and Servicing Agreement and other deal documents related to this Transaction.	Promptly upon receipt by Party B	No

Part 4.  Miscellaneous.

(a)   Address for Notices:  For the purposes of Section 12(a) of this Agreement:

Address for notices or communications to Party A:

ABN AMRO Bank N.V., London Branch
199 Bishopsgate,
London, EC2M 3XW,
United Kingdom
Attention:  Fixed Income Derivatives Documentation

(For all purposes)

Address for notices or communications to Party B:

Address:           Citibank N.A.
Agency and Trust
388 Greenwich Street, 14th Fl
New York, N.Y. 10013
Attention:          Ref: WAMU 07-HE2
Facsimile:          (949) 250-6450
Phone:  (949) 250-6464

(For all purposes)

(b)        Process Agent.  For the purpose of Section 13(c):

Party A appoints as its Process Agent:  Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)        Offices.  The provisions of Section 10(a) will apply to this Agreement.

(d)        Multibranch Party.  For the purpose of Section 10(c) of this Agreement:

     Party A is a Multibranch Party and may act through its London, Amsterdam and Chicago offices.

     Party B is not a Multibranch Party.

(e)        Calculation Agent.  The Calculation Agent is Party A; provided, however, that if an Event of Default shall have occurred with respect to Party A, Party B shall have the right to appoint as Calculation Agent a third party, reasonably acceptable to Party A, the cost for which shall be borne by Party A.

(f) Credit Support Document.

Party A:                        The Credit Support Annex, and any guarantee in support of Party A’s obligations under this Agreement.

Party B:            The Credit Support Annex, solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.

(g)        Credit Support Provider.

Party A:            The guarantor under any guarantee in support of Party A’s obligations under this Agreement.

Party B:            None.

(h)        Governing Law.  The parties to this Agreement hereby agree that the law of the State of New York shall govern their rights and duties in whole, without regard to the conflict of law provisions thereof other than New York General Obligations Law Sections 5-1401 and 5-1402.

(i) Netting of Payments.  The parties agree that subparagraph (ii) of Section 2(c) will apply to each Transaction hereunder.

(j) Affiliate.  “Affiliate” shall have the meaning assigned thereto in Section 14; provided, however, that Party B shall be deemed to have no Affiliates for purposes of this Agreement, including for purposes of Section 6(b)(ii).

Part 5.             Others Provisions.

(a)        Definitions.  Unless otherwise specified in a Confirmation, this Agreement and each Transaction under this Agreement are subject to the 2000 ISDA Definitions as published and copyrighted in 2000 by the International Swaps and Derivatives Association, Inc. (the “Definitions”), and will be governed in all relevant respects by the provisions set forth in the Definitions, without regard to any amendment to the Definitions subsequent to the date hereof.  The provisions of the Definitions are hereby incorporated by reference in and shall be deemed a part of this Agreement, except that (i) references in the Definitions to a “Swap Transaction” shall be deemed references to a “Transaction” for purposes of this Agreement, and (ii) references to a “Transaction” in this Agreement shall be deemed references to a “Swap Transaction” for purposes of the Definitions. Each term capitalized but not defined in this Agreement shall have the meaning assigned thereto in the Pooling and Servicing Agreement.

(b)        Amendments to ISDA Master Agreement.

(i) Single Agreement.  Section 1(c) is hereby amended by the adding the words “including, for the avoidance of doubt, the Credit Support Annex”  after the words “Master Agreement”.

(ii) [Reserved]

(iii)       Change of Account.  Section 2(b) is hereby amended by the addition of the following after the word “delivery” in the first line thereof:

“to another account in the same legal and tax jurisdiction as the original account”.

(iv)       Representations.  Section 3 is hereby amended by adding at the end thereof the following subsection (g):

“(g)      Relationship Between Parties.

(1)        Nonreliance.  (i) It is not relying on any statement or representation of the other party regarding the Transaction (whether written or oral), other than the representations expressly made in this Agreement or the Confirmation in respect of that Transaction and (ii) it has consulted with its own legal, regulatory, tax, business, investment, financial and accounting advisors to the extent it has deemed necessary, and it has made its own investment, hedging and trading decisions based upon its own judgment and upon any advice from such advisors as it has deemed necessary and not upon any view expressed by the other party.

(2)        Evaluation and Understanding.  (i) It has the capacity to evaluate (internally or through independent professional advice) the Transaction and has made its own decision to enter into the Transaction and (ii) It understands the terms, conditions and risks of the Transaction and is willing and able to accept those terms and conditions and to assume those risks, financially and otherwise.

(3)        Purpose.  It is entering into the Transaction for the purposes of managing its borrowings or investments, hedging its underlying assets or liabilities or in connection with a line of business.

(4)        Status of Parties.  The other party is not acting as an agent, fiduciary or advisor for it in respect of the Transaction.

(5)        Eligible Contract Participant.  It is an “eligible swap participant” as such term is defined in, Section 35.1(b)(2) of the regulations (17 C.F.R. 35) promulgated under, and an “eligible contract participant” as defined in Section 1(a)(12) of the Commodity Exchange Act, as amended.”

(v)        Transfer to Avoid Termination Event.  Section 6(b)(ii) is hereby amended by (i) deleting the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party,” and (ii) by deleting the words “to transfer” and inserting the words “to effect a Permitted Transfer” in lieu thereof.

(vi)       Jurisdiction.  Section 13(b) is hereby amended by: (i) deleting in the second line of subparagraph (i) thereof the word "non-", (ii) deleting “; and” from the end of subparagraph (i) and inserting “.” in lieu thereof, and (iii) deleting the final paragraph thereof.

(vii)      Local Business Day.  The definition of Local Business Day in Section 14 is hereby amended by the addition of the words “or any Credit Support Document” after “Section 2(a)(i)” and the addition of the words “or Credit Support Document” after “Confirmation”.

(c)        Additional Termination Events.  The following Additional Termination Events will apply:

(i)   First Rating Trigger Collateral.  If (A) it is not the case that a Moody’s Second Trigger Ratings Event has occurred and been continuing for 30 or more Local Business Days and (B) Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex, then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(ii) Second Rating Trigger Replacement.  If (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days and (B) (i) at least one Eligible Replacement has made a Firm Offer to be the transferee of all of Party A’s rights and obligations under this Agreement (and such Firm Offer remains an offer that will become legally binding upon such Eligible Replacement upon acceptance by the offeree) and/or (ii) an Eligible Guarantor has made a Firm Offer to provide an Eligible Guarantee (and such Firm Offer remains an offer that will become legally binding upon such Eligible Guarantor immediately upon acceptance by the offeree), then an Additional Termination Event shall have occurred with respect to Party A and Party A shall be the sole Affected Party with respect to such Additional Termination Event.

(iii)       Amendment of Pooling and Servicing Agreement.  If, without the prior written consent of Party A where such consent is required under the Pooling and Servicing Agreement (such consent not to be unreasonably withheld), an amendment is made to the Pooling and Servicing Agreement which amendment could reasonably be expected to have a material adverse effect on the interests of Party A (excluding, for the avoidance of doubt, any amendment to the Pooling and Servicing Agreement that is entered into solely for the purpose of appointing a successor servicer, master servicer, securities administrator, trustee or other service provider) under this Agreement, then an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.

(iv)       Trust Termination.  If the Trust is terminated pursuant to the Pooling and Servicing Agreement other than in an Optional Termination, an Additional Termination Event shall have occurred with respect to Party B and Party B shall be the sole Affected Party with respect to such Additional Termination Event.  Notwithstanding anything in Section 6 to the contrary, any amounts due as a result of the occurrence of an Additional Termination Event described in this paragraph (iv) may be calculated prior to the related Early Termination Date and shall be payable on the final Distribution Date in connection with the termination of the trust.

(v)        Optional Termination of Securitization.  An Additional Termination Event shall occur upon the notice to Certificateholders of an Optional Termination becoming unrescindable in accordance with Article X of the Pooling and Servicing Agreement (such notice, the “Optional Termination Notice”).  With respect to such Additional Termination Event:  (A) Party B shall be the sole Affected Party; (B) notwithstanding anything to the contrary in Section 6(b)(iv) or Section 6(c)(i), the final Distribution Date specified in the Optional Termination Notice is hereby designated as the Early Termination Date for this Additional Termination Event in respect of all Affected Transactions; (C) Section 2(a)(iii)(2) shall not be applicable to any Affected Transaction in connection with the Early Termination Date resulting from this Additional Termination Event; notwithstanding anything to the contrary in Section 6(c)(ii), payments and deliveries under Section 2(a)(i) or Section 2(e) in respect of the Terminated Transactions resulting from this Additional Termination Event will be required to be made through and including the Early Termination Date designated as a result of this Additional Termination Event; provided, for the avoidance of doubt, that any such payments or deliveries that are made on or prior to such Early Termination Date will not be treated as Unpaid Amounts in determining the amount payable in respect of such Early Termination Date; (D) notwithstanding anything to the contrary in Section 6(d)(i), (I) if, on the day that is four Business Days prior to the final Distribution Date specified in the Optional Termination Notice, no later than 4:00 pm New York City time the Trustee requests the amount of the Estimated Swap Termination Payment, Party A shall provide to the Trustee in writing (which may be done in electronic format) the amount of the Estimated Swap Termination Payment no later than 2:00 pm New York City time on the following Business Day and (II) if the Trustee provides written notice (which may be done in electronic format) to Party A no later than two Business Days prior to the final Distribution Date specified in the Optional Termination Notice that all requirements of the Optional Termination have been met, then Party A shall, no later than one Business Day prior to the final Distribution Date specified in the Optional Termination Notice, make the calculations contemplated by Section 6(e) of the ISDA Master Agreement (as amended herein) and provide to the Trustee in writing (which may be done in electronic format) the amount payable by either Party B or Party A in respect of the related Early Termination Date in connection with this Additional Termination Event; provided, however, that the amount payable by Party B, if any, in respect of the related Early Termination Date shall be the lesser of (x) the amount calculated to be due from Party B pursuant to Section 6(e) and (y) the Estimated Swap Termination Payment; and (E) notwithstanding anything to the contrary in this Agreement, any amount due from Party B to Party A in respect of this Additional Termination Event will be payable on the final Distribution Date specified  in the Optional Termination Notice and any amount due from Party A to Party B in respect of this Additional Termination Event will be payable one Business Day prior to the final Distribution Date specified  in the Optional Termination Notice.

The Trustee shall be an express third party beneficiary of this Agreement as if a party hereto to the extent of the Trustee’s rights specified herein.

(d)        Required Ratings Downgrade Event.  In the event that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold, then Party A shall, as soon as reasonably practicable and so long as a Required Ratings Downgrade Event is in effect, at its own expense, using commercially reasonable efforts, procure either (A) a Permitted Transfer or (B) an Eligible Guarantee.

(e)        Indemnification and Disclosure Agreement.  Party A and Party B hereby agree that the terms of the Indemnification and Disclosure Agreement, dated as of April 10, 2007 (the “Indemnification and Disclosure Agreement”), between Washington Mutual Bank and Party A shall be incorporated by reference into this Agreement and Party B shall be an express third party beneficiary of the Indemnification and Disclosure Agreement.  A copy of the Indemnification and Disclosure Agreement is annexed hereto at Annex B.

(f) Transfers.

(i) Section 7 is hereby amended to read in its entirety as follows:

“Except with respect to any Permitted Transfer pursuant to Section 6(b)(ii), Part 5(d), the Indemnification and Disclosure Agreement, or the succeeding sentence, neither Party A nor Party B is permitted to assign, novate or transfer (whether by way of security or otherwise) as a whole or in part any of its rights, obligations or interests under the Agreement or any Transaction unless (a) the prior written consent of the other party is obtained, and (b) the Rating Agency Condition has been satisfied with respect to S&P and Fitch.  At any time at which no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold, Party A may make a Permitted Transfer.”

 (ii)       If an Eligible Replacement has made a Firm Offer (which remains an offer that will become legally binding  upon acceptance by Party B) to be the transferee pursuant to a Permitted Transfer, Party B shall, at Party A’s written request and at Party A’s expense, execute such documentation provided to it as reasonably deemed necessary by Party A.

(g)        Non-Recourse.  Party A acknowledges and agree that, notwithstanding any provision in this Agreement to the contrary, the obligations of Party B hereunder are limited recourse obligations of Party B, payable solely from the Supplemental Interest Trust and the proceeds thereof, in accordance with the priority of payments and other terms of the Pooling and Servicing Agreement and that Party A will not have any recourse to any of the directors, officers, agents, employees, shareholders or affiliates of the Party B with respect to any claims, losses, damages, liabilities, indemnities or other obligations in connection with any transactions contemplated hereby. In the event that the Supplemental Interest Trust and the proceeds thereof, should be insufficient to satisfy all claims outstanding and following the realization of the account held by the Supplemental Interest Trust and the proceeds thereof, any claims against or obligations of Party B under the ISDA Master Agreement or any other confirmation thereunder still outstanding shall be extinguished and thereafter not revive.  The Supplemental Interest Trust Trustee shall not have liability for any failure or delay in making a payment hereunder to Party A due to any failure or delay in receiving amounts in the account held by the Supplemental Interest Trust from the Trust created pursuant to the Pooling and Servicing Agreement.  For the avoidance of doubt, nothing in this Part 5(g) shall preclude Party A from declaring an Event of Default or from exercising any other right or remedy as set forth in this Agreement or the Pooling and Servicing Agreement.  This provision will survive the termination of this Agreement.

(h)        Timing of Payments by Party B upon Early Termination.  Notwithstanding anything to the contrary in Section 6(d)(ii), to the extent that all or a portion (in either case, the “Unfunded Amount”) of any amount that is calculated as being due in respect of any Early Termination Date under Section 6(e) from Party B to Party A will be paid by Party B from amounts other than any upfront payment paid to Party B by an Eligible Replacement that has entered a Replacement Transaction with Party B, then such Unfunded Amount shall be due on the next Distribution Date following the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii), and on any subsequent Distribution Dates until paid in full (or if such Early Termination Date is the final Distribution Date, on such final Distribution Date); provided, however, that if the date on which the payment would have been payable as determined in accordance with Section 6(d)(ii) is a Distribution Date, such payment will be payable on such Distribution Date.

(i) Rating Agency Notifications.  Notwithstanding any other provision of this Agreement, no Early Termination Date shall be effectively designated hereunder by Party B and no transfer of any rights or obligations under this Agreement shall be made by either party unless each Swap Rating Agency has been given prior written notice of such designation or transfer.

(j) No Set-off.  Except as expressly provided for in Section 2(c), Section 6 or Part 1(f)(i)(D) hereof, and notwithstanding any other provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all rights it may have to set off, net, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between it and the other party hereunder against any obligation between it and the other party under any other agreements.  Section 6(e) shall be amended by deleting the following sentence: “The amount, if any, payable in respect of an Early Termination Date and determined pursuant to this Section will be subject to any Set-off.”.

(k)        Amendment.  Notwithstanding any provision to the contrary in this Agreement, no amendment of either this Agreement or any Transaction under this Agreement shall be permitted by either party unless each of the Swap Rating Agencies has been provided prior written notice of the same and such amendment satisfies the Rating Agency Condition with respect to S&P and Fitch.

(l) Notice of Certain Events or Circumstances.  Each Party agrees, upon learning of the occurrence or existence of any event or condition that constitutes (or that with the giving of notice or passage of time or both would constitute) an Event of Default or Termination Event with respect to such party, promptly to give the other Party and to each Swap Rating Agency notice of such event or condition; provided that failure to provide notice of such event or condition pursuant to this Part 5(l) shall not constitute an Event of Default or a Termination Event.

(m)       Proceedings.  No Relevant Entity shall institute against, or cause any other person to institute against, or join any other person in instituting against Party B, the Supplemental Interest Trust, or the trust formed pursuant to the Pooling and Servicing Agreement, in any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other proceedings under any federal or state bankruptcy or similar law for a period of one year (or, if longer, the applicable preference period) and one day following payment in full of the Certificates and any Notes; provided however, that this provision shall not preclude, or be deemed to stop, a Relevant Entity or an Affiliate of a Relevant Entity (i) from taking any action prior to the expiration of the aforementioned one year and one day period, or if longer the applicable preference period then in effect, in (A) any case or proceeding voluntarily filed or commenced by Party B or (B) any involuntary insolvency proceeding filed or commenced by a Person other than a Relevant Entity or an Affiliate of a Relevant Entity, or (ii) from commencing against Party B or any of the Mortgage Loans any legal action which is not a bankruptcy, reorganization, arrangement, insolvency, moratorium, liquidation or similar proceeding.  This provision will survive the termination of this Agreement.

(n)        Supplemental Interest Trust Trustee Limitation of Liability.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by Citibank, N.A., not individually or personally but solely as the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust, in the exercise of the powers and authority conferred and vested in it under the Pooling and Servicing Agreement, (b) the representations, warranties, covenants, undertakings and agreements herein made on the part of the Supplemental Interest Trust are made and intended not as personal representations, undertakings and agreements by Citibank, N.A. but are made and intended for the purpose of binding only the Supplemental Interest Trust, (c) nothing herein contained shall be construed as creating any liability on Citibank, N.A., individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties who are signatories to this Agreement and by any person claiming by, through or under such parties and (d) under no circumstances shall Citibank, N.A. be personally liable for the payment of any indemnity, indebtedness, fees or expenses of the Supplemental Interest Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Supplemental Interest Trust under this Agreement.  The provisions of this paragraph will survive the termination of this Agreement.

(o)        Severability.  If any term, provision, covenant, or condition of this Agreement, or the application thereof to any party or circumstance, shall be held to be invalid or unenforceable (in whole or in part) in any respect, the remaining terms, provisions, covenants, and conditions hereof shall continue in full force and effect as if this Agreement had been executed with the invalid or unenforceable portion eliminated, so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter of this Agreement and the deletion of such portion of this Agreement will not substantially impair the respective benefits or expectations of the parties; provided, however, that this severability provision shall not be applicable if any provision of Section 2, 5, 6, or 13 (or any definition or provision in Section 14 to the extent it relates to, or is used in or in connection with any such Section) shall be so held to be invalid or unenforceable.

The parties shall endeavor to engage in good faith negotiations to replace any invalid or unenforceable term, provision, covenant or condition with a valid or enforceable term, provision, covenant or condition, the economic effect of which comes as close as possible to that of the invalid or unenforceable term, provision, covenant or condition.

(p)        Agent for Party B.  Party A acknowledges that the Supplemental Interest Trust Trustee has been appointed as an agent under the Pooling and Servicing Agreement to carry out certain functions on behalf of Party B, and that the Supplemental Interest Trust Trustee shall be entitled to give notices and to perform and satisfy the obligations of Party B hereunder on behalf of Party B.

(q)        Escrow Payments.  If (whether by reason of the time difference between the cities in which payments are to be made or otherwise) it is not possible for simultaneous payments to be made on any date on which both parties are required to make payments hereunder, either Party may at its option and in its sole discretion notify the other Party that payments on that date are to be made in escrow.  In this case deposit of the payment due earlier on that date shall be made by 2:00 pm (local time at the place for the earlier payment) on that date with an escrow agent selected by the notifying party, accompanied by irrevocable payment instructions (i) to release the deposited payment to the intended recipient upon receipt by the escrow agent of the required deposit of any corresponding payment payable by the other party on the same date accompanied by irrevocable payment instructions to the same effect or (ii) if the required deposit of the corresponding payment is not made on that same date, to return the payment deposited to the party that paid it into escrow.  The party that elects to have payments made in escrow shall pay all costs of the escrow arrangements.

 (r)       Consent to Recording.  Each party hereto consents to the monitoring or recording, at any time and from time to time, by the other party of any and all communications between trading, marketing, and operations personnel of the parties and their Affiliates, waives any further notice of such monitoring or recording, and agrees to notify such personnel of such monitoring or recording.

(s) Waiver of Jury Trial.  Each party waives any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Agreement or any Credit Support Document.

(t) Form of ISDA Master Agreement.  Party A and Party B hereby agree that the text of the body of the ISDA Master Agreement is intended to be the printed form of the ISDA Master Agreement (Multicurrency – Crossborder) as published and copyrighted in 1992 by the International Swaps and Derivatives Association, Inc.

(u)        Payment Instructions.  Party A hereby agrees that, unless notified in writing by Party B of other payment instructions, any and all amounts payable by Party A to Party B under this Agreement shall be paid to the account specified in Item 4 of this Confirmation, below.

(v)        Additional representations.

(i) Representations of Party A.  Party A represents to Party B on the date on which Party A enters into each Transaction that:--

Party A’s obligations under this Agreement rank pari passu with all of Party A’s other unsecured, unsubordinated obligations except those obligations preferred by operation of law.

(ii) Representations of Party B.  Party B represents to Party A on the date on which Party B enters into each Transaction that:--

In its capacity as Supplemental Interest Trust Trustee of the Supplemental Interest Trust, the Supplemental Interest Trust Trustee has been authorized under the Pooling and Servicing Agreement to execute this Agreement, to deliver this Agreement, to perform the obligations (on behalf of the Supplemental Interest Trust) under this Agreement and any obligations (on behalf of the Supplemental Interest Trust) under any Credit Support Document to which the Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust is party and has taken all necessary action to authorize such execution, delivery and performance.

 (iii)      Capacity.  Party A represents to Party B on the date on which Party A enters into this Agreement that it is entering into the Agreement and the Transaction as principal and not as agent of any person.  Party B represents to Party A on the date on which Party B executes this Agreement that it is executing the Agreement in its capacity as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust.

(w)       Acknowledgements.

(i) Substantial financial transactions.  Each party hereto is hereby advised and acknowledges as of the date hereof that the other party has engaged in (or refrained from engaging in) substantial financial transactions and has taken (or refrained from taking) other material actions in reliance upon the entry by the parties into the Transaction being entered into on the terms and conditions set forth herein and in the Pooling and Servicing Agreement relating to such Transaction, as applicable. This paragraph shall be deemed repeated on the trade date of each Transaction.

(ii) Bankruptcy Code.  Subject to Part 5(m), without limiting the applicability if any, of any other provision of the U.S. Bankruptcy Code as amended (the “Bankruptcy Code”) (including without limitation Sections 362, 546, 556, and 560 thereof and the applicable definitions in Section 101 thereof), the parties acknowledge and agree that all Transactions entered into hereunder will constitute “forward contracts” or “swap agreements” as defined in Section 101 of the Bankruptcy Code or “commodity contracts” as defined in Section 761 of the Bankruptcy Code, that the rights of the parties under Section 6 of this Agreement will constitute contractual rights to liquidate Transactions, that any margin or collateral provided under any margin, collateral, security, pledge, or similar agreement related hereto will constitute a “margin payment” as defined in Section 101 of the Bankruptcy Code, and that the parties are entities entitled to the rights under, and protections afforded by, Sections 362, 546, 556, and 560 of the Bankruptcy Code.

(iii)       Regarding Party A.  Party B acknowledges and agrees that Party A has had and will have no involvement in and, accordingly Party A accepts no responsibility for:  (i) the establishment, structure, or choice of assets of Party B; (ii) the selection of any person performing services for or acting on behalf of Party B; (iii) the selection of Party A as the swap counterparty; (iv) the terms of the Certificates; (v) the preparation of or passing on the disclosure and other information contained in any offering circular for the Certificates, the Pooling and Servicing Agreement, or any other agreements or documents used by Party B or any other party in connection with the marketing and sale of the Certificates (other than information provided by Party A for purposes of the disclosure document relating to the Class I-A Certificates and the Class I-M Certificates, (vi) the ongoing operations and administration of Party B, including the furnishing of any information to Party B which is not specifically required under this Agreement; or (vii) any other aspect of Party B's existence.

(x)        [Reserved]

(y)        [Reserved]

(z) Additional Definitions.

As used in this Agreement, the following terms shall have the meanings set forth below, unless the context clearly requires otherwise:

“Approved Ratings Threshold”means each of the S&P Approved Ratings Threshold, the Moody’s First Trigger Ratings Threshold, and the Fitch Approved Ratings Threshold.

“Approved Replacement” means, with respect to a Market Quotation, an entity making such Market Quotation, which entity would satisfy conditions (a), (b), (c) and (d) of the definition of Permitted Transfer  (as determined by Party B in its sole discretion, acting in a commercially reasonable manner) if such entity were a Transferee, as defined in the definition of Permitted Transfer.

“Derivative Provider Trigger Event”means (i) an Event of Default with respect to which Party A is a Defaulting Party, (ii) a Termination Event with respect to which Party A is the sole Affected Party or (iii) an Additional Termination Event with respect to which Party A is the sole Affected Party.

“Eligible Guarantee”means an unconditional and irrevocable guarantee of all present and future obligations (for the avoidance of doubt, not limited to payment obligations) of Party A or an Eligible Replacement to Party B under this Agreement that is provided by an Eligible Guarantor as principal debtor rather than surety and that is directly enforceable by Party B, the form and substance of which guarantee are subject to the Rating Agency Condition with respect to S&P and Fitch, and either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to Tax collected by withholding or (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to Tax collected by withholding, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any Tax collected by withholding) will equal the full amount Party B would have received had no such withholding been required.

“Eligible Guarantor” means an entity that (A) has credit ratings from S&P and Fitch at least equal to the S&P Approved Ratings Threshold and the Fitch Approved Ratings Threshold, and (B) has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Guarantee of an Eligible Guarantor with credit ratings below the Moody’s First Trigger Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue with respect to Moody’s.  All credit ratings described in this definition of Eligible Guarantor shall be provided to Party B in writing if requested by Party B.

“Eligible Replacement”means an entity  (A) (i) (a) that has credit ratings from S&P and Fitch at least equal to the S&P Approved Ratings Threshold and the Fitch Approved Ratings Threshold, and (b) has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold, provided, for the avoidance of doubt, that an Eligible Replacement with credit ratings below the Moody’s First Trigger Ratings Threshold will not cause a Collateral Event (as defined in the Credit Support Annex) not to occur or continue with respect to Moody’s, or (ii) the present and future obligations (for the avoidance of doubt, not limited to payment obligations) of which entity to Party B under this Agreement are guaranteed pursuant to an Eligible Guarantee and (B) that has executed an Indemnification and Disclosure Agreement with the Sponsor. All credit ratings described in this definition of Eligible Replacement shall be provided to Party B in writing if requested by Party B.

“Estimated Swap Termination Payment”means, with respect to an Early Termination Date, an amount determined by Party A in good faith and in a commercially reasonable manner as the maximum payment that could be owed by Party B to Party A in respect of such Early Termination Date pursuant to Section 6(e) of the ISDA Master Agreement, taking into account then current market conditions.

“Firm Offer”means (A) with respect to an Eligible Replacement, a quotation from such Eligible Replacement (i) in an amount equal to the actual amount payable by or to Party B in consideration of an agreement between Party B and such Eligible Replacement to replace Party A as the counterparty to this Agreement by way of novation or, if such novation is not possible, an agreement between Party B and such Eligible Replacement to enter into a Replacement Transaction (assuming that all Transactions hereunder become Terminated Transactions), and (ii) that constitutes an offer by such Eligible Replacement to replace Party A as the counterparty to this Agreement or enter a Replacement Transaction that will become legally binding upon such Eligible Replacement upon acceptance by Party B, and (B) with respect to an Eligible Guarantor, an offer by such Eligible Guarantor to provide an Eligible Guarantee that will become legally binding upon such Eligible Guarantor  upon acceptance by the offeree.

“Fitch”means Fitch, Inc., or any successor thereto.

“Fitch Approved Ratings Threshold”means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from Fitch of “A” and a short-term unsecured and unsubordinated debt rating from Fitch of “F1”.

“Fitch Required Ratings Threshold”means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating from Fitch of “BBB+” and a short-term unsecured and unsubordinated debt rating from Fitch of “F2”.

“Moody’s”means Moody’s Investors Service, Inc., or any successor thereto.

“Moody’s First Trigger Ratings Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger Ratings Threshold” means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A2” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-1”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A1”.

“Moody’s Second Trigger Ratings Event”means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s Second Trigger Ratings Threshold.

“Moody’s Second Trigger Ratings Threshold”means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, (i) if such entity has a short-term unsecured and unsubordinated debt rating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3” and a short-term unsecured and unsubordinated debt rating from Moody’s of “Prime-2”, or (ii) if such entity does not have a short-term unsecured and unsubordinated debtrating from Moody’s, a long-term unsecured and unsubordinated debt rating or counterparty rating from Moody’s of “A3”.

“Permitted Transfer” means a transfer by novation by Party A pursuant to Section 6(b)(ii), Part 5(d), the Indemnification and Disclosure Agreement, or the second sentence of Section 7 (as amended herein) to a transferee (the “Transferee”) of all, but not less than all, of Party A’s rights, liabilities, duties and obligations under this Agreement, with respect to which transfer each of the following conditions is satisfied:  (a) the Transferee is an Eligible Replacement that is a recognized dealer in interest rate swaps organized under the laws of the United States of America or a jurisdiction located in the United States of America (or another jurisdiction reasonably acceptable to Party B), (b) as of the date of such transfer the Transferee would not be required to withhold or deduct on account of Tax from any payments under this Agreement or would be required to gross up for such Tax under Section 2(d)(i)(4), (c) an Event of Default or Termination Event would not occur as a result of such transfer, (d) pursuant to a written instrument (the “Transfer Agreement”), the Transferee acquires and assumes all rights and obligations of Party A under the Agreement and the relevant Transaction, (e) Party B shall have determined, in its sole discretion, acting in a commercially reasonable manner, that such Transfer Agreement is effective to transfer to the Transferee all, but not less than all, of Party A’s rights and obligations under the Agreement and all relevant Transactions; (f) Party A will be responsible for any costs or expenses incurred in connection with such transfer (including any replacement cost of entering into a replacement transaction); (g) either (A) Moody’s has been given prior written notice of such transfer and the Rating Agency Condition is satisfied with respect to S&P and Fitch or (B) each Swap Rating Agency has been given prior written notice of such transfer and such transfer is in connection with the assignment and assumption of this Agreement without modification of its terms, other than party names, dates relevant to the effective date of such transfer, tax representations (provided that the representations in Part 2(a)(i) are not modified) and any other representations regarding the status of the substitute counterparty of the type included in Part 5(b)(iv), Part 5(v)(i)(2) or Part 5(v)(ii), notice information and account details; and (h) such transfer otherwise complies with the terms of the Pooling and Servicing Agreement.

 “Rating Agency Condition”means, with respect to any particular proposed act or omission to act hereunder and each Swap Rating Agency specified in connection with such proposed act or omission, that the party acting or failing to act must consult with each of the specified Swap Rating Agencies and receive from each such Swap Rating Agency a prior written confirmation that the proposed action or inaction would not cause a downgrade or withdrawal of the then-current rating of any Certificates or Notes.

“Relevant Entity” means Party A and, to the extent applicable, a guarantor under an Eligible Guarantee.

“Replacement Transaction”means, with respect to any Terminated Transaction or group of Terminated Transactions, a transaction or group of transactions that (i) would have the effect of preserving for Party B the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transaction or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, and (ii) has terms which are substantially the same as this Agreement, including, without limitation, rating triggers, Regulation AB compliance, and credit support documentation, save for the exclusion of provisions relating to Transactions that are not Terminated Transaction, as determined by Party B in its sole discretion, acting in a commercially reasonable manner.

“Required Ratings Downgrade Event”means that no Relevant Entity has credit ratings at least equal to the Required Ratings Threshold.  For purposes of determining whether a Required Ratings Downgrade Event has occurred, each Relevant Entity will, if requested, provide its credit ratings to Party B in writing.

“Required Ratings Threshold” means each of the S&P Required Ratings Threshold, the Moody’s Second Trigger Ratings Threshold, and the Fitch Required Ratings Threshold.

“S&P”means Standard & Poor's Rating Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“S&P Approved Ratings Threshold”means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a short-term unsecured and unsubordinated debt rating from S&P of “A-1”, or, if such entity does not have a short-term unsecured and unsubordinated debt rating from S&P, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “A+”.

“S&P Required Ratings Threshold”means, with respect to Party A, the guarantor under an Eligible Guarantee or an Eligible Replacement, a long-term unsecured and unsubordinated debt rating or counterparty rating from S&P of “BBB+”.

“Swap Rating Agencies”means, with respect to any date of determination, each of S&P, Moody’s, and Fitch to the extent that each such rating agency is then providing a rating for any of the WaMu Asset-Backed Certificates WaMu Series 2007-HE2 Trust (the “Certificates”) or any notes backed by the Certificates (the “Notes”).

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4.  Account Details and Settlement Information:

Payments to Party A:

ABN AMRO BANK NEW YORK

ABNAUS33

CHIPS 007535

ABA 026009580

FAVOUR ABN AMRO BANK LONDON

ABNAGB2P

A/C 661001036741

REF DCM

Payments to Party B:

Citibank, N.A.

New York, NY 10005

ABA #021000089

Acct Name: Structured Finance Incoming Wire Account

Acct No. 3617-2242

Ref. WAMU 07-HE2 Supplemental Interest Account is 106545

This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

We are very pleased to have executed this Transaction with you and we look forward to completing other transactions with you in the near future.

Very truly yours,

ABN AMRO Bank N.V.

By:       _______________________________                By: _______________________________

            Name:                                                                              Name:

            Title:                                                                               Title:

Party B, acting through its duly authorized signatory, hereby agrees to, accepts and confirms the terms of the foregoing as of the date hereof.

Citibank, N.A., not in its individual capacity, but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the WaMu Asset-Backed Certificates WaMu Series 2007-HE2 Trust

By:       _______________________________

            Name:

            Title:

SCHEDULE I

(All such dates subject to no adjustment)

From and including	To but excluding	Notional Amount (USD)
Effective Date	June 25, 2007	1,253,344,121
June 25, 2007	July 25, 2007	1,243,068,537
July 25, 2007	August 25, 2007	1,230,041,615
August 25, 2007	September 25, 2007	1,214,606,839
September 25, 2007	October 25, 2007	1,196,822,361
October 25, 2007	November 25, 2007	1,191,110,912
November 25, 2007	December 25, 2007	1,183,050,254
December 25, 2007	January 25, 2008	1,172,887,876
January 25, 2008	February 25, 2008	1,160,456,279
February 25, 2008	March 25, 2008	1,144,148,225
March 25, 2008	April 25, 2008	1,121,386,840
April 25, 2008	May 25, 2008	1,092,385,394
May 25, 2008	June 25, 2008	1,061,837,984
June 25, 2008	July 25, 2008	1,032,516,446
July 25, 2008	August 25, 2008	1,004,876,102
August 25, 2008	September 25, 2008	978,878,653
September 25, 2008	October 25, 2008	954,294,699
October 25, 2008	November 25, 2008	930,756,873
November 25, 2008	December 25, 2008	908,297,406
December 25, 2008	January 25, 2009	887,012,627
January 25, 2009	February 25, 2009	866,856,552
February 25, 2009	March 25, 2009	841,467,404
March 25, 2009	April 25, 2009	530,405,115
April 25, 2009	May 25, 2009	498,854,082
May 25, 2009	June 25, 2009	471,895,501
June 25, 2009	July 25, 2009	449,719,440
July 25, 2009	August 25, 2009	430,700,970
August 25, 2009	September 25, 2009	413,909,249
September 25, 2009	October 25, 2009	398,788,047
October 25, 2009	November 25, 2009	385,089,087
November 25, 2009	December 25, 2009	372,236,954
December 25, 2009	January 25, 2010	360,062,889
January 25, 2010	February 25, 2010	348,409,140
February 25, 2010	March 25, 2010	334,777,980
March 25, 2010	April 25, 2010	318,283,400
April 25, 2010	May 25, 2010	316,054,868
May 25, 2010	June 25, 2010	293,072,557
June 25, 2010	July 25, 2010	281,924,113
July 25, 2010	August 25, 2010	271,614,947
August 25, 2010	September 25, 2010	262,060,457
September 25, 2010	October 25, 2010	253,140,756
October 25, 2010	November 25, 2010	244,764,716
November 25, 2010	December 25, 2010	236,933,740
December 25, 2010	January 25, 2011	229,594,729
January 25, 2011	February 25, 2011	222,805,535
February 25, 2011	March 25, 2011	216,194,575
March 25, 2011	April 25, 2011	209,757,987
April 25, 2011	May 25, 2011	203,539,820
May 25, 2011	June 25, 2011	197,470,889
June 25, 2011	July 25, 2011	191,575,911
July 25, 2011	August 25, 2011	185,794,923
August 25, 2011	September 25, 2011	180,157,951
September 25, 2011	October 25, 2011	174,663,659
October 25, 2011	November 25, 2011	169,312,436
November 25, 2011	December 25, 2011	164,103,557
December 25, 2011	January 25, 2012	159,032,956
January 25, 2012	February 25, 2012	154,150,784
February 25, 2012	March 25, 2012	149,466,158
March 25, 2012	Termination Date	144,987,350

Annex A

Paragraph 13 of the Credit Support Annex

Reference Number 5737268

ANNEX A

ISDA®

CREDIT SUPPORT ANNEX

to the Schedule to the

ISDA Master Agreement

dated as of  April 10, 2007 between

ABN AMRO Bank N.V. (hereinafter referred to as “Party A” or “Pledgor”)

And

Citibank, N.A., not in its individual capacity, but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the WaMu Asset-Backed Certificates WaMu Series 2007-HE2 Trust (hereinafter referred to as “Party B” or “Secured Party”).

For the avoidance of doubt, and notwithstanding anything to the contrary that may be contained in the Agreement, this Credit Support Annex shall relate solely to the Transaction documented in the Confirmation dated February 28, 2007 between Party A and Party B, Reference Number: 5737268.

Paragraph 13.  Elections and Variables.

(a)                 Security Interest for “Obligations”.  The term “Obligations” as used in this Annex includes the following additional obligations:

With respect to Party A: not applicable.

With respect to Party B: not applicable.

(b)                 Credit Support Obligations.

(i)                   Delivery Amount, Return Amount and Credit Support Amount.

(A)               “Delivery Amount” has the meaning specified in Paragraph 3(a) as amended (I) by deleting the words “upon a demand made by the Secured Party on or promptly following a Valuation Date” and inserting in lieu thereof the words “not later than the close of business on each Valuation Date” and (II) by deleting in its entirety the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Value as of that Valuation Date of all Posted Credit Support held by the Secured Party.” and inserting in lieu thereof the following:

The “Delivery Amount” applicable to the Pledgor for any Valuation Date will equal the greatest of

(1)           the amount by which (a) the S&P/Fitch Credit Support Amount for such Valuation Date exceeds (b) the S&P/Fitch Value as of such Valuation Date of all Posted Credit Support held by the Secured Party,

(2)           the amount by which (a) the Moody’s First Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody’s First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party, and

(3)           the amount by which (a) the Moody’s Second Trigger Credit Support Amount for such Valuation Date exceeds (b) the Moody’s Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party.

(B)                “Return Amount” has the meaning specified in Paragraph 3(b) as amended by deleting in its entirety the sentence beginning “Unless otherwise specified in Paragraph 13” and ending “(ii) the Credit Support Amount.” and inserting in lieu thereof the following:

The “Return Amount” applicable to the Secured Party for any Valuation Date will equal the least of

(1)           the amount by which (a) the S&P/Fitch Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the S&P/Fitch Credit Support Amount for such Valuation Date,

(2)           the amount by which (a) the Moody’s First Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s First Trigger Credit Support Amount for such Valuation Date, and

(3)           the amount by which (a) the Moody’s Second Trigger Value as of such Valuation Date of all Posted Credit Support held by the Secured Party exceeds (b) the Moody’s Second Trigger Credit Support Amount for such Valuation Date.

(C)                “Credit Support Amount” shall not apply.  For purposes of calculating any Delivery Amount or Return Amount for any Valuation Date, reference shall be made to the S&P/Fitch Credit Support Amount, the Moody’s First Trigger Credit Support Amount, or the Moody’s Second Trigger Credit Support Amount, in each case  for such Valuation Date, as provided in Paragraphs 13(b)(i)(A) and 13(b)(i)(B), above.

(ii)                 Eligible Collateral.

On any date, the following items will qualify as “Eligible Collateral” (for the avoidance of doubt, all Eligible Collateral to be denominated in USD):

Collateral	S&P/Fitch Valuation Percentage	Moody’s First Trigger Valuation Percentage	Moody’s Second Trigger Valuation Percentage
(A) Cash	100%	100%	100%
(B) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of not more than one year	98.5%	100%	100%
(C) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of more than one year but not more than ten years	89.9%	100%	94%
(D) Fixed-rate negotiable debt obligations issued by the U.S. Treasury Department having a remaining maturity on such date of more than ten years	83.9%	100%	87%

(iii)                Other Eligible Support.

The following items will qualify as “Other Eligible Support” for the party specified:

Not applicable.

(iv)               Threshold.

(A)               “Independent Amount” means zero with respect to Party A and Party B.

(B)                “Threshold” means, with respect to Party A and any Valuation Date, zero if (i) a Collateral Event has occurred and has been continuing (x) for at least 30 days or (y) since this Annex was executed, or (ii) a Required Ratings Downgrade Event has occurred and is continuing; otherwise, infinity.

                                                  “Threshold” means, with respect to Party B and any Valuation Date, infinity.

(C)                “Minimum Transfer Amount” means USD 100,000 with respect to Party A and Party B; provided, however, that if the aggregate Certificate Principal Balance of the Certificates and the aggregate principal balance of any Notes rated by S&P is at the time of any transfer less than USD 50,000,000, the “Minimum Transfer Amount” shall be USD 50,000.

(D)                Rounding: The Delivery Amount will be rounded up to the nearest integral multiple of USD 10,000. The Return Amount will be rounded down to the nearest integral multiple of USD 10,000.

(c)                 Valuation and Timing.

(i)                   “Valuation Agent” means Party A; provided, however, that if an Event of Default shall have occurred with respect to which Party A is the Defaulting Party, Party B shall have the right to designate as Valuation Agent an independent party, reasonably acceptable to Party A, the cost for which shall be borne by Party A.  All calculations by the Valuation Agent must be made in accordance with standard market practice, including, in the event of a dispute as to the Value of any Eligible Credit Support or Posted Credit Support, by making reference to quotations received by the Valuation Agent from one or more Pricing Sources.

(ii)                 “Valuation Date” means the first Local Business Day in each week on which any of the S&P/Fitch Credit Support Amount, the Moody’s First Trigger Credit Support Amount or the Moody’s Second Trigger Credit Support Amount is greater than zero.

(iii)                “Valuation Time” means the close of business in the city of the Valuation Agent on the Local Business Day immediately preceding the Valuation Date or date of calculation, as applicable; provided that the calculations of Value and Exposure will be made as of approximately the same time on the same date.  The Valuation Agent will notify each party (or the other party, if the Valuation Agent is a party) of its calculations not later than the Notification Time on the applicable Valuation Date (or in the case of Paragraph 6(d), the Local Business Day following the day on which such relevant calculations are performed).

(iv)               “Notification Time” means 11:00 a.m., New York time, on a Local Business Day.

(v)                 External Verification.  Notwithstanding anything to the contrary in the definitions of Valuation Agent or Valuation Date, at any time at which Party A (or, to the extent applicable, its Credit Support Provider) does not have a long-term unsubordinated and unsecured debt rating of at least “BBB+” from S&P, the Valuation Agent shall (A) calculate the Secured Party’s Exposure and the S&P Value of Posted Credit Support on each Valuation Date based on internal marks and (B) verify such calculations with external marks monthly by obtaining on the last Local Business Day of each calendar month two external marks for each Transaction to which this Annex relates and for all Posted Credit Support; such verification of the Secured Party’s Exposure shall be based on the higher of the two external marks.  Each external mark in respect of a Transaction shall be obtained from an independent Reference Market-maker that would be eligible and willing to enter into such Transaction in the absence of the current derivative provider, provided that an external mark may not be obtained from the same Reference Market-maker more than four times in any 12-month period.  The Valuation Agent shall obtain these external marks directly or through an independent third party, in either case at no cost to Party B.  The Valuation Agent shall calculate on each Valuation Date (for purposes of this paragraph, the last Local Business Day in each calendar month referred to above shall be considered a Valuation Date) the Secured Party’s Exposure based on the greater of the Valuation Agent’s internal marks and the external marks received.  If the S&P Value on any such Valuation Date of all Posted Credit Support then held by the Secured Party is less than the S&P Credit Support Amount on such Valuation Date (in each case as determined pursuant to this paragraph), Party A shall, within three Local Business Days of such Valuation Date, Transfer to the Secured Party Eligible Credit Support having an S&P Value as of the date of Transfer at least equal to such deficiency.

(vi)               Notice to S&P.  At any time at which Party A (or, to the extent applicable, its Credit Support Provider) does not have a long-term unsubordinated and unsecured debt rating of at least “BBB+” from S&P, the Valuation Agent shall provide to S&P not later than the Notification Time on the Local Business Day following each Valuation Date its calculations of the Secured Party’s Exposure and the S&P Value of any Eligible Credit Support or Posted Credit Support for that Valuation Date.  The Valuation Agent shall also provide to S&P any external marks received pursuant to the preceding paragraph.

(d)                 Conditions Precedent and Secured Party’s Rights and Remedies.  None.

(e)                 Substitution.

(i)                   “Substitution Date” has the meaning specified in Paragraph 4(d)(ii).

(ii)                 Consent.  If specified here as applicable, then the Pledgor must obtain the Secured Party’s consent for any substitution pursuant to Paragraph 4(d):  Inapplicable.

(f)                  Dispute Resolution.

(i)                   “Resolution Time” means 1:00 p.m. New York time on the Local Business Day following the date on which the notice of the dispute is given under Paragraph 5.

(ii)                 Value.  Notwithstanding anything to the contrary in Paragraph 12, for the purpose of Paragraphs 5(i)(C) and 5(ii), the S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value, on any date, of Eligible Collateral other than Cash will be calculated as follows:

For Eligible Collateral in the form of securities listed in Paragraph 13(b)(ii): the sum of (A) the product of (1)(x) the bid price at the Valuation Time for such securities on the principal national securities exchange on which such securities are listed, or (y) if such securities are not listed on a national securities exchange, the bid price for such securities quoted at the Valuation Time by any principal market maker for such securities selected by the Valuation Agent, or (z) if no such bid price is listed or quoted for such date, the bid price listed or quoted (as the case may be) at the Valuation Time for the day next preceding such date on which such prices were available and (2) the applicable Valuation Percentage for such Eligible Collateral, and (B) the accrued interest on such securities (except to the extent Transferred to the Pledgor pursuant to Paragraph 6(d)(ii) or included in the applicable price referred to in the immediately preceding clause (A)) as of such date.

(iii)                Alternative.  The provisions of Paragraph 5 will apply.

(g)                 Holding and Using Posted Collateral.

(i)            Eligibility to Hold Posted Collateral; Custodians.

A Custodian will be entitled to hold Posted Collateral on behalf of Party B pursuant to Paragraph 6(b); provided that:

(1)  Party B may appoint as Custodian (A) the entity then serving as the Supplemental Interest Trust Trustee or (B) any entity other than the entity then serving as the Supplemental Interest Trust Trustee if such other entity (or, to the extent applicable, its parent company or credit support provider) shall then have a short-term unsecured and unsubordinated debt rating from S&P of at least “A-1.”

(2)  Posted Collateral may be held only in the following jurisdiction: United States.

Initially, the Custodian for Party B is: the entity serving as Supplemental Interest Trust Trustee

(ii)           Use of Posted Collateral.  The provisions of Paragraph 6(c)(i) will not apply to Party B, but the provisions of Paragraph 6(c)(ii) will apply to Party B.

(iii)          Notice. If a party or its Custodian fails to meet the criteria for eligibility to hold (or, in the case of a party, to use) Posted Collateral set forth in this Paragraph 13(g), such party shall promptly notify the other party of such ineligibility.

(h)                 Distributions and Interest Amount.

(i)                   Interest Rate.  The “Interest Rate” will be the actual interest rate earned on Posted Collateral in the form of Cash that is held by Party B or its Custodian.  Posted Collateral in the form of Cash shall be invested in such overnight (or redeemable within two Local Business Days of demand) Permitted Investments rated at least (x) AAAm or AAAm-G by S&P and (y) Prime-1 by Moody’s or Aaa by Moody’s, as directed by Party A (unless (x) an Event of Default or an Additional Termination Event has occurred with respect to which Party A is the defaulting or sole Affected Party or (y) an Early Termination Date has been designated, in which case such Posted Collateral shall be held uninvested).  Gains and losses incurred in respect of any investment of Posted Collateral in the form of Cash in Permitted Investments as directed by Party A shall be for the account of Party A.

(ii)                 Transfer of Interest Amount. The Transfer of the Interest Amount will be made on the second Local Business Day following the end of each calendar month and on any other Local Business Day on which Posted Collateral in the form of Cash is Transferred to the Pledgor pursuant to Paragraph 3(b); provided, however, that the obligation of Party B to Transfer any Interest Amount to Party A shall be limited to the extent that Party B has earned and received such funds and such funds are available to Party B.

(iii)                Alternative to Interest Amount. The provisions of Paragraph 6(d)(ii) will apply.

(i)                   Additional Representation(s).  There are no additional representations by either party.

(j)                   Other Eligible Support and Other Posted Support.

(i)                   “Value” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(ii)                 “Transfer” with respect to Other Eligible Support and Other Posted Support means: not applicable.

(k)                 Demands and Notices.All demands, specifications and notices under this Annex will be made pursuant to the Notices Section of this Agreement, except that any demand, specification or notice shall be given to or made at the following addresses, or at such other address as the relevant party may from time to time designate by giving notice (in accordance with the terms of this paragraph) to the other party:

If to Party A:

ABN AMRO Bank N.V., London Branch
199 Bishopsgate,
London, EC2M 3XW,
United Kingdom
Attention:  Fixed Income Derivatives Documentation

If to Party B, at the address specified pursuant to the Notices Section of this Agreement.

If to Party B’s Custodian:

Citibank N.A.

Agency and Trust

388 Greenwich Street, 14th Fl

New York, N.Y. 10013

Ref: WAMU 07-HE2

(l)                   Address for Transfers.  Each Transfer hereunder shall be made to the address specified below or to an address specified in writing from time to time by the party to which such Transfer will be made.

Party A account details for holding collateral:

ABN AMRO Bank, NY

ABA   #026009580

A/C   674054501541

F/A   ABN AMRO Bank NV London Branch

Party B’s Custodian account details for holding collateral:

Citibank, N.A.

New York, New York

ABA #021-000 089

A/C #3617-2242

Ref: WAMU2007-HE2/ Credit Support Annex Account 106559

(m)                Other Provisions.

(i)                   Collateral Account.  Party B shall open and maintain a segregated account, which shall be an Eligible Account, and hold, record and identify all Posted Collateral in such segregated account established pursuant to the Pooling and Servicing Agreement.

(ii)                 Agreement as to Single Secured Party and Single Pledgor. Party A and Party B hereby agree that, notwithstanding anything to the contrary in this Annex, (a) the term “Secured Party” as used in this Annex means only Party B, (b) the term “Pledgor” as used in this Annex means only Party A, (c) only Party A makes the pledge and grant in Paragraph 2, the acknowledgement in the final sentence of Paragraph 8(a) and the representations in Paragraph 9.

(iii)                Calculation of Value.  Paragraph 4(c) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P/Fitch Value, Moody’s First Trigger Value, Moody’s Second Trigger Value”.  Paragraph 4(d)(ii) is hereby amended by (A) deleting the words “a Value” and inserting in lieu thereof “an S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value” and (B) deleting the words “the Value” and inserting in lieu thereof “S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.  Paragraph 5 (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value”.  Paragraph 5(i) (flush language) is hereby amended by deleting the word “Value” and inserting in lieu thereof “S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.  Paragraph 5(i)(C) is hereby amended by deleting the word “the Value, if” and inserting in lieu thereof “any one or more of the S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value, as may be”.  Paragraph 5(ii) is hereby amended by (1) deleting the first instance of the words “the Value” and inserting in lieu thereof “any one or more of the S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value” and (2) deleting the second instance of the words “the Value” and inserting in lieu thereof “such disputed S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value”.  Each of Paragraph 8(b)(iv)(B) and Paragraph 11(a) is hereby amended by deleting the word “Value” and inserting in lieu thereof “least of the S&P/Fitch Value, Moody’s First Trigger Value, and Moody’s Second Trigger Value”.

(iv)               Form of Annex.  Party A and Party B hereby agree that the text of Paragraphs 1 through 12, inclusive, of this Annex is intended to be the printed form of ISDA Credit Support Annex (Bilateral Form - ISDA Agreements Subject to New York Law Only version) as published and copyrighted in 1994 by the International Swaps and Derivatives Association, Inc.

(v)                 Events of Default.  Paragraph 7 will not apply to cause any Event of Default to exist with respect to Party B except that Paragraph 7(i) will apply to Party B solely in respect of Party B’s obligations under Paragraph 3(b) of the Credit Support Annex.  Notwithstanding anything to the contrary in Paragraph 7, any failure by Party A to comply with or perform any obligation to be complied with or performed by Party A under the Credit Support Annex shall only be an Event of Default if (A) a Required Ratings Downgrade Event has occurred and been continuing for 30 or more Local Business Days, and (B) such failure is not remedied on or before the third Local Business Day after notice of such failure is given to Party A.

(vi)               Expenses.  Notwithstanding anything to the contrary in Paragraph 10, the Pledgor will be responsible for, and will reimburse the Secured Party for, all transfer and other taxes and other costs involved in any Transfer of Eligible Collateral.

(vii)              Withholding.  Paragraph 6(d)(ii) is hereby amended by inserting immediately after “the Interest Amount” in the fourth line thereof  the words “less any applicable withholding taxes.”

 (ix)          Additional Definitions.  As used in this Annex:

“Collateral Event” means that no Relevant Entity has credit ratings at least equal to the Approved Ratings Threshold.

 “DV01” means, with respect to a Transaction and any date of determination, the estimated change in the Secured Party’s Transaction Exposure with respect to such Transaction that would result from a one basis point change in the relevant swap curve on such date, as determined by the Valuation Agent in good faith and in a commercially reasonable manner.  The Valuation Agent shall, upon request of Party B, provide to Party B a statement showing in reasonable detail such calculation.

“Exposure” has the meaning specified in Paragraph 12, except that after the word “Agreement” the words “(assuming, for this purpose only, that Part 1(f) of the Schedule is deleted)” shall be inserted.

“Local Business Day” means, for purposes of this Annex: any day on which (A) commercial banks are open for business (including dealings in foreign exchange and foreign currency deposits) in New York and the location of Party A, Party B and any Custodian, and (B) in relation to a Transfer of Eligible Collateral, any day on which the clearance system agreed between the parties for the delivery of Eligible Collateral is open for acceptance and execution of settlement instructions (or in the case of a Transfer of Cash or other Eligible Collateral for which delivery is contemplated by other means a day on which commercial banks are open for business (including dealings in foreign exchange and foreign deposits) in New York and the location of Party A, Party B and any Custodian.

“Moody’s First Trigger Event” means that no Relevant Entity has credit ratings from Moody’s at least equal to the Moody’s First Trigger Ratings Threshold.

“Moody’s First Trigger Credit Support Amount” means, for any Valuation Date, the excess, if any, of

(I)            (A)          for any Valuation Date on which (I) a Moody’s First Trigger Ratings Event has occurred and has been continuing (x) for at least 30 Local Business Days or (y) since this Annex was executed and (II) it is not the case that a Moody’s Second Trigger Ratings Event has occurred and been continuing for at least 30 Local Business Days, an amount equal to the greater of (a) zero and (b) the sum of (i) the Secured Party’s Exposure for such Valuation Date and (ii) the sum, for each Transaction to which this Annex relates, of the lesser of (x) the product of the Moody’s First Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (y) the product of (i) Moody’s First Trigger Notional Amount Multiplier, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date;or

(B)           for any other Valuation Date, zero, over

(II)           the Threshold for Party A such Valuation Date.

“Moody’s First Trigger DV01 Multiplier” means  25.

“Moody’s First Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s First Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

“Moody’s First Trigger Notional Amount Multiplier” means 4%.

“Moody’s Second Trigger Credit Support Amount” means, for any Valuation Date, the excess, if any, of

(I)            (A)          for any Valuation Date on which it is the case that a Moody’s Second Trigger Ratings Event has occurred and been continuing for at least 30 Local Business Days, an amount equal to the greatest of (a) zero, (b) the aggregate  amount of the Next Payments for all Next Payment Dates, and (c) the sum of (x) the Secured Party’s Exposure for such Valuation Date and (y) the sum, for each Transaction to which this Annex relates, of

(1) if such Transaction is not a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (ii) the product of (1) the Moody’s Second Trigger Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date;or

 (2) if such Transaction is a Transaction-Specific Hedge, the lesser of (i) the product of the Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier and DV01 for such Transaction and such Valuation Date and (ii) the product of (1) the Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier, (2) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (3) the Notional Amount for such Transaction for the Calculation Period for such Transaction (each as defined in the related Confirmation) which includes such Valuation Date; or

 (B)          for any other Valuation Date, zero, over

(II)           the Threshold for Party A for such Valuation Date.

“Moody’s Second Trigger DV01 Multiplier” means 60.

“Moody’s Second Trigger Notional Amount Multiplier” means 9%.

“Moody’s Second Trigger Transaction-Specific Hedge DV01 Multiplier” means 75.

“Moody’s Second Trigger Transaction-Specific Hedge Notional Amount Multiplier” means 11%.

“Moody’s Second Trigger Value” means, on any date and with respect to any Eligible Collateral other than Cash, the bid price obtained by the Valuation Agent multiplied by the Moody’s Second Trigger Valuation Percentage for such Eligible Collateral set forth in Paragraph 13(b)(ii).

“Next Payment” means, in respect of each Next Payment Date, the greater of (i) the amount of any payments due to be made by Party A under Section 2(a) on such Next Payment Date less any payments due to be made by Party B under Section 2(a) on such Next Payment Date (in each case, after giving effect to any applicable netting under Section 2(c)) and (ii) zero.

“Next Payment Date” means each date on which the next scheduled payment under any Transaction is due to be paid.

“Pricing Sources” means the sources of financial information commonly known as Bloomberg, Bridge Information Services, Data Resources Inc., Interactive Data Services, International Securities Market Association, Merrill Lynch Securities Pricing Service, Muller Data Corporation, Reuters, Wood Gundy, Trepp Pricing, JJ Kenny, S&P and Telerate.

“Remaining Weighted Average Maturity” means, with respect to a Transaction, the expected weighted average maturity for such Transaction as determined by the Valuation Agent.

“S&P/Fitch Approved Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the S&P Approved Ratings Threshold and the Fitch Approved Ratings Threshold.

“S&P/Fitch Credit Support Amount” means, for any Valuation Date, the excess, if any, of

(I)            (A)          for any Valuation Date on which (i) a S&P/Fitch Approved Ratings Downgrade Event has occurred and been continuing for at least 30 days, or (ii) a S&P/Fitch Required Ratings Downgrade Event has occurred and is continuing, an amount equal to the sum of (1) 100.0% of the Secured Party’s Exposure for such Valuation Date and (2) the sum, for each Transaction to which this Annex relates, of the product of (i) the Volatility Buffer for such Transaction, (ii) the Scale Factor, if any, for such Transaction, or, if no Scale Factor is applicable for such Transaction, one, and (iii) the Notional Amount of such Transaction for the Calculation Period (each as defined in the related Confirmation) of such Transaction which includes such Valuation Date, or

(B)           for any other Valuation Date, zero, over

(II)           the Threshold for Party A for such Valuation Date.

“S&P/Fitch Required Ratings Downgrade Event” means that no Relevant Entity has credit ratings at least equal to the S&P Required Ratings Threshold and the Fitch Required Ratings Threshold.

“S&P/Fitch Value” means, on any date and with respect to any Eligible Collateral other than Cash, the product of (A) the bid price obtained by the Valuation Agent for such Eligible Collateral and (B) the S&P/Fitch Valuation Percentage for such Eligible Collateral set forth in paragraph 13(b)(ii).

“Transaction Exposure” means, for any Transaction, Exposure determined as if such Transaction were the only Transaction between the Secured Party and the Pledgor.

“Transaction-Specific Hedge” means any Transaction that is (i) an interest rate swap in respect of which (x) the notional amount of the interest rate swap is “balance guaranteed” or (y) the notional amount of the interest rate swap for any Calculation Period (as defined in the related Confirmation) otherwise is not a specific dollar amount that is fixed at the inception of the Transaction, (ii) an interest rate cap, (iii) an interest rate floor or (iv) an interest rate swaption.

“Valuation Percentage” shall mean, for purposes of determining the S&P/Fitch Value, Moody’s First Trigger Value, or Moody’s Second Trigger Value with respect to  any Eligible Collateral or Posted Collateral, the applicable S&P/Fitch Valuation Percentage, Moody’s First Trigger Valuation Percentage, or Moody’s Second Trigger Valuation Percentage for such Eligible Collateral or Posted Collateral, respectively, in each case as set forth in Paragraph 13(b)(ii).

“Value” shall mean, in respect of any date, the related S&P/Fitch Value, the related Moody’s First Trigger Value, and the related Moody’s Second Trigger Value.

“Volatility Buffer” means, for any Transaction, the related percentage set forth in the following table.

The higher of the S&P credit rating of (i) Party A and (ii) the Credit Support Provider of Party A, if applicable	Remaining Weighted Average Maturity of such Transaction up to 3 years	Remaining Weighted Average Maturity of such Transaction up to 5 years	Remaining Weighted Average Maturity of such Transaction up to 10 years	Remaining Weighted Average Maturity of such Transaction up to 30 years
“A-2” or higher	2.75%	3.25%	4.00%	4.75%
“A-3”	3.25%	4.00%	5.00%	6.25%
“BB+”or lower	3.50%	4.50%	6.75%	7.50%

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                IN WITNESS WHEREOF, the parties have executed this Annex by their duly authorized representatives as of the date of the Agreement.

ABN AMRO Bank N.V.

Citibank, N.A., not in its individual capacity, but solely as Supplemental Interest Trust Trustee on behalf of the Supplemental Interest Trust with respect to the WaMu Asset-Backed Certificates WaMu Series 2007-HE2 Trust

By: _____________________________ Name Title: Date: By: _____________________________ Name Title: Date:	By: Name: Title: Date:

Annex B

Indemnification and Disclosure Agreement

INDEMNIFICATION AND DISCLOSURE AGREEMENT

THIS INDEMNIFICATION AND DISCLOSURE AGREEMENT dated April 10, 2006 (this “Agreement”) is between Washington Mutual Bank (the “Sponsor”) and ABN AMRO Bank N.V. (the “Swap Counterparty”).

WITNESSETH:

WHEREAS, the Sponsor intends to convey certain mortgage loans to WaMu Asset Acceptance Corp. (the “Depositor”), which in turn will convey these mortgage loans to WaMu Asset-Backed Certificates, WaMu Series 2007-HE2 (the “Issuing Entity”), of which Citibank, N.A. is the trustee (the “Trustee”) under a pooling and servicing agreement dated as of April 1, 2007 (the “Pooling Agreement”), among the Trustee, the Depositor, the Sponsor as seller and servicer, and Christiana Bank & Trust Company as Delaware Trustee;

WHEREAS, pursuant to the Preliminary Prospectus Supplement dated April 4, 2007 (the “Preliminary Prospectus Supplement”) and the Prospectus Supplement dated April 5, 2007, as amended or supplemented (together with the Preliminary Prospectus Supplement, the “Offering Documents”), the Sponsor intends to offer for sale certain of the WaMu Asset-Backed Certificates, WaMu Series 2007-HE2 (the “Certificates”); and

WHEREAS, the Swap Counterparty has agreed to enter into an interest rate swap agreement (the “Swap Agreement”) in connection with the issuance of the Certificates;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1.         Definitions.

“Act” shall mean the Securities Act of 1933, as amended.

“Additional Information” shall mean the information set forth in Item 1115(b) of Regulation AB.

“Commission” shall mean the Securities and Exchange Commission.

“Controlling Person” shall mean the officers and directors, and each person, if any, who controls a party to this Agreement within the meaning of Section 15 of the Act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Indemnified Party” shall mean a party to this Agreement (in its own right and on behalf of its related Controlling Persons) entitled to an indemnification under the terms of this Agreement.

“Indemnifying Party” shall mean a party to this Agreement obligated to indemnify an Indemnified Party under the terms of this Agreement.

“Regulation AB” shall mean Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

“Swap Counterparty Information” shall mean the information contained in the first paragraph under the caption “Description of the Certificates—The Swap Counterparty,” in the Offering Documents provided by or on behalf of the Swap Counterparty to the Sponsor or the Depositor for inclusion in the Offering Documents as of its respective date as set forth in Appendix 1.

Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling Agreement.

2.         Covenant to Provide Additional Swap Counterparty Information.  If at any time during a period that reports are being filed with respect to the Issuing Entity in accordance with the Exchange Act and the rules and regulations of the Commission, in the sole discretion of the Depositor or the Sponsor, the “aggregate significance percentage” as determined in accordance with Item 1115 of Regulation AB of all derivative instruments provided by the Swap Counterparty and any of its affiliates to the Issuing Entity is 8% or more, the Swap Counterparty shall within five (5) Business Days following receipt of request therefor demonstrate to the satisfaction of the Sponsor and the Depositor that it is able to provide the Additional Information required under Item 1115(b)(1) of Regulation AB for the Swap Counterparty (or for the group of affiliated entities, if applicable).  If the Swap Counterparty is unable to satisfy the Sponsor and the Depositor as to its ability to provide such information, the Swap Counterparty shall, at its option, within ten (10) Business Days following receipt of request therefor, (1) promptly post collateral satisfactory to the Sponsor and the Depositor in an amount sufficient to reduce the aggregate significance percentage to 7%, pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Sponsor, the Depositor and the Trustee, or (2) at the sole expense of the Swap Counterparty, without any expense or liability to the Sponsor, the Depositor, the Trustee or the Issuing Entity, assign its rights and delegate its obligations under the Swap Agreement to a substitute counterparty reasonably acceptable to the Sponsor and the Depositor that (x) is able to provide such financial information and (y) enters into an agreement similar in form to this Agreement pursuant to which such substitute counterparty agrees to provide the required financial information.

If at any time during a period that reports are being filed with respect to the Issuing Entity in accordance with the Exchange Act and the rules and regulations of the Commission, in the sole discretion of the Depositor or the Sponsor, the “aggregate significance percentage” as determined in accordance with Item 1115 of Regulation AB of all derivative instruments provided by the Swap Counterparty and any of its affiliates to the Issuing Entity is 18% or more, the Swap Counterparty shall within five (5) Business Days following receipt of request therefor demonstrate to the satisfaction of the Sponsor and the Depositor that it is able to provide the Additional Information required under Item 1115(b)(2) of Regulation AB for the Swap Counterparty (or for the group of affiliated entities, if applicable), together with any necessary auditor’s consents.  If the Swap Counterparty is unable to satisfy the Sponsor and the Depositor as to its ability to provide such information and consents, the Swap Counterparty shall, at its option, within ten (10) Business Days following receipt of request therefor, (1) promptly post collateral satisfactory to the Sponsor and the Depositor in an amount sufficient to reduce the aggregate significance percentage to 17%, pursuant to a Credit Support Annex or similar agreement reasonably satisfactory to the Sponsor, the Depositor and the Trustee, or (2) at the sole expense of the Swap Counterparty, without any expense or liability to the Sponsor, the Depositor, the Trustee or the Issuing Entity, assign its rights and delegate its obligations under the Swap Agreement to a substitute counterparty reasonably acceptable to the Sponsor and the Depositor that (x) is able to provide such financial information and (y) enters into an agreement similar in form to this Agreement pursuant to which such substitute counterparty agrees to provide the required financial information and consents.  Any Additional Information furnished by the Swap Counterparty hereunder shall be incorporated by reference or otherwise in a form suitable for filing by the Depositor with the Commission via the Electronic Data Gathering and Retrieval System (EDGAR).  In addition, any such Additional Information shall be accompanied by any necessary auditor’s consents.

3.         Indemnification.

(a)        The Swap Counterparty hereby agrees to indemnify and hold harmless the Issuing Entity, the Depositor and the Sponsor, and each Controlling Person, if any, with respect to the Depositor or the Sponsor within the meaning of the Act (a “WaMu Indemnified Party”) against any losses, claims, damages or liabilities (including, but not limited to, reasonable attorneys fees and expenses) to which the Issuing Entity, the Depositor, the Sponsor or such WaMu Indemnified Party may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly out of or are based directly upon (w) any untrue statement of any material fact contained in the Swap Counterparty Information or any Additional Information as of the date of the Offering Documents, in the case of any Swap Counterparty Information, and as of the date of such Additional Information, in the case of any Additional Information, (x) the omission to state in the Swap Counterparty Information or any Additional Information a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the date of the Offering Documents, in the case of any Swap Counterparty Information, and as of the date of such Additional Information, in the case of any Additional Information or (y) any failure of the Swap Counterparty to meet the obligations set forth in Section 2 hereof.  The Swap Counterparty’s sole liability for failure to meet the obligations set forth in Section 2 hereof shall be the reasonable costs and expenses of the Sponsor in negotiating with the Commission to justify the Sponsor’s inability to meet its filing requirements as the result of the Swap Counterparty’s failure to meet the obligations set forth in Section 2 hereof.

(b)        The Sponsor hereby agrees to indemnify and hold harmless the Swap Counterparty, and each Controlling Person, if any, with respect to the Swap Counterparty within the meaning of the Act (the “Swap Counterparty Indemnified Party”) against any losses, claims, damages or liabilities (including, but not limited to, reasonable attorneys fees and expenses) to which the Swap Counterparty or such Swap Counterparty Indemnified Party may become subject, under the Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise directly out of or are based directly upon (x) any untrue statement of any material fact contained in the Offering Documents or any report filed pursuant to the Exchange Act (other than an untrue statement of material fact contained in the Swap Counterparty Information or any Additional Information as of the date of the Offering Documents, in the case of any Swap Counterparty Information, and as of the date of such Additional Information, in the case of any Additional Information), or (y) the omission to state in the Offering Documents a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (unless the material fact omitted would constitute Swap Counterparty Information or any Additional Information as of the date of the Offering Documents, in the case of any Swap Counterparty Information, and as of the date of such Additional Information, in the case of any Additional Information).

(c)        With respect to each claim for indemnification made hereunder, the Indemnified Party shall notify the Indemnifying Party in writing, giving notice of the nature of the claim, within a reasonable time after service of a summons, notice or other first legal process that shall have been served upon such Indemnified Party, but failure to notify the Indemnifying Party of any such claim shall not relieve the Indemnifying Party from any liability which it may have to the Indemnified Party (i) on account of the indemnity contained in this Agreement, except to the extent that the Indemnifying Party has been materially prejudiced by such failure, or (ii) otherwise than on account of the indemnity contained in this Agreement.

(d)        The Indemnifying Party will be entitled to participate at its own expense in the defense or, if the Indemnifying Party so elects, to assume the defense of any suit brought to enforce any such liability, but if the Indemnifying Party elects to assume the defense, such defense shall be conducted by counsel reasonably satisfactory to the Indemnified Party. In the event the Indemnifying Party elects to assume the defense of any such suit and retain such counsel, the Indemnified Party or persons, defendant or defendants in the suit, may retain additional counsel but shall bear the fees and expenses of such counsel unless: (1) the Indemnifying Party shall have agreed to the retention of such counsel at the expense of the Indemnifying Party; or (2) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party, and the counsel to the Indemnified Party reasonably determines that representation of both by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one counsel (separate from its own counsel) for the Indemnified Party.

(e)        The Indemnifying Party shall not be liable to indemnify any person for any settlement of any claim effected without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld. The Indemnifying Party shall not, without the prior written consent of an Indemnified Party, which consent will not be unreasonably withheld, effect any settlement of any pending or threatened proceeding in respect of which such Indemnified Party is or could have been a party and indemnity is or could have been sought hereunder by such Indemnified Party.

(f)         If the indemnification provided for in this Agreement is insufficient or unavailable to an Indemnified Party in respect of any losses, claims, damages, liabilities or judgments referred to herein, then the Indemnifying Party, in lieu of indemnifying the Indemnified Party, shall contribute to the amount paid or payable by the Indemnified Party as a result of such losses, claims, damages, liabilities and expenses in such proportion as is appropriate equally to reflect (1) the relative fault and benefits of (a) the Indemnifying Party on the one hand and (b) the Indemnified Party on the other hand, as well as (2) any other relevant equitable considerations.

(g)        The Controlling Person of any Indemnified Party shall be an intended third-party beneficiary of this Agreement; provided, however, that any Controlling Person shall appoint its related Indemnified Party as its exclusive agent for, on behalf of, and in the name of such Controlling Person, to exercise any and all rights of such Controlling Person under this Agreement, without prejudice to the right of any Controlling Party to retain additional counsel at its own expense, as provided in this Agreement. In no event, however, will an Indemnifying Party be required to bear the expense of such additional counsel on the grounds that representation of both the Indemnified Party and its related Controlling Person by the same counsel would be inappropriate due to actual or potential differing interests between them.

4.         Survival of Terms.  The agreements, indemnities and representations of the parties hereto or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any parties hereto or any of the controlling persons referred to herein, and will survive the sale of the Certificates.

5.         Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW)AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

6.         Counterparts; Successors and Assigns.  This Agreement may be executed in any number of counterparts, each of which (including any copy hereof delivered by facsimile) shall constitute one and the same original instrument, and either party hereto may execute this Agreement by signing any such counterpart.  This Agreement shall inure to the benefit of and be binding upon the Sponsor and the Swap Counterparty and their respective successors and assigns.  Notwithstanding the foregoing, no party hereto shall assign its rights and obligations under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed.

7.         Third Party Beneficiary.  Each of the Issuing Entity and the Depositor shall be a third-party beneficiary hereof and shall be entitled to enforce the provisions hereof as if a party hereto.

[Signatures commence on following page]

EXECUTED as of the day and year first above written.

ABN AMRO Bank N.V.
By: ________________________________ Name: ________________________________ Title: ________________________________
By: ________________________________ Name: ________________________________ Title: ________________________________

WASHINGTON MUTUAL BANK, a savings association organized under the laws of the United States
By: ________________________________ Name: Barbara Loper Title: Vice President

Appendix 1

Swap Counterparty Information

ABN AMRO Bank N.V., a public limited liability company incorporated under the laws of The Netherlands (“ABN AMRO”), is an international banking group offering a wide range of banking products and financial services on a global basis through a network of 4,532 offices and branches in 56 countries and territories as of the year-end 2006.  ABN AMRO is one of the largest banking groups in the world, with total consolidated assets of € 987.1 billion at December 31, 2006. As of the date of this prospectus supplement, ABN AMRO’s senior unsecured debt obligations are rated “AA-” by Standard & Poor’s and “Aa1” by Moody’s.

Additional information, including the most recent form 20-F of ABN AMRO Holding N.V., the parent company of ABN AMRO, and additional quarterly and current reports filed with the United States Securities and Exchange Commission by ABN AMRO Holding N.V., may be obtained upon request to:

ABN AMRO Bank N.V.

Investor Relations (HQ 9141)

P.O. Box 283

1000 EA Amsterdam

The Netherlands

Tel. +31 20 628 78 35

Fax +31 20 628 78 37

www.abnamro.com

investorrelations@nl.abnamro.com

Except for the information provided in this paragraph and in the immediately preceding paragraph, neither the Swap Counterparty nor ABN AMRO Holding N.V. have been involved in the preparation of, and do not accept responsibility for, this prospectus supplement or the accompanying prospectus.